Form 5
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

ANNUAL STATEMENT OF CHANGES
BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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OMB Number: 3235-0362
Expires: December 31, 2001
[X]	Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instructions 1(b).	Estimated average burden hours per response. . . 1.0
[X]	Form 3 Holdings Reported
[X]	Form 4 Transactions Reported
1. Name and Address of Reporting Person* POLLOCK, MARY E.	2. Issuer Name and Ticker or Trading Symbol PANGEA PETROLEUM CORPORATION (PAPO)		6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ___ Director ___ 10% Owner ___ Officer (give _X_ Other (specify title below) below) Exiting filer
(Last) (First) (Middle) 3121 BUFFALO SPEEDWAY #5205	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Year 01/2002
(Street) HOUSTON, TEXAS 77098		5. If Amendment, Date of Original (Month/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) _X_ Form filed by One Reporting Person ___ Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
common stock, par value $.001	09/01/2000	G		26,250	A	Gift	186,250	D
common stock, par value $.001	01/01/2001	A		10,000	A	$0.94	186,250	D
common stock, par value $.001	07/01/2001	A4		150,000	A	$0.40	186,250	D
common stock, par value $.001	02/05/2001	M4		22,500	A	$1.00	186,250	D
common stock, par value $.001	02/07/2001	M4		5,500	A	$1.00	186,250	D
common stock, par value $.001	02/08/2001	M4		15,000	A	$1.00	186,250	D
common stock, par value $.001	02/09/2001	M4		5,000	A	$1.00	186,250	D
common stock, par value $.001	02/09/2001	M4		6,000	A	$1.00	186,250	D
common stock, par value $.001	02/09/2001	M4		15,500	A	$1.00	186,250	D
common stock, par value $.001	02/13/2001	M4		5,000	A	$1.00	186,250	D
common stock, par value $.001	02/13/2001	M4		5,000	A	$1.00	186,250	D
common stock, par value $.001	02/15/2001	M4		3,000	A	$1.00	186,250	D
common stock, par value $.001	02/15/2001	M4		7,000	A	$1.00	186,250	D
common stock, par value $.001	05/04/2001	M4		10,500	A	$1.00	186,250	D
common stock, par value $.001	02/05/2001	S4		22,500	D	$1.642	186,250	D
common stock, par value $.001	02/07/2001	S4		5,500	D	$1.625	186,250	D
common stock, par value $.001	02/08/2001	S4		15,000	D	$1.557	186,250	D
common stock, par value $.001	02/09/2001	S4		5,000	D	$1.5625	186,250	D
common stock, par value $.001	02/09/2001	S4		6,000	D	$1.2656	186,250	D
common stock, par value $.001	02/09/2001	S4		15,500	D	$1.4385	186,250	D
common stock, par value $.001	02/13/2001	S4		5,000	D	$1.3125	186,250	D
common stock, par value $.001	02/13/2001	S4		5,000	D	$1.2812	186,250	D
common stock, par value $.001	02/15/2001	S4		3,000	D	$1.52	186,250	D
common stock, par value $.001	02/15/2001	S4		7,000	D	$1.5312	186,250	D
common stock, par value $.001	05/04/2001	S4		10,500	D	$0.6272	186,250	D
common stock, par value $.001	05/04/2001	M4		17,000	A	$0.50	186,250	D
common stock, par value $.001	05/08/2001	M4		20,000	A	$0.50	186,250	D
common stock, par value $.001	05/10/2001	M4		29,000	A	$0.50	186,250	D
common stock, par value $.001	05/17/2001	M4		20,000	A	$0.50	186,250	D
common stock, par value $.001	05/18/2001	M4		14,000	A	$0.50	186,250	D
common stock, par value $.001	05/04/2001	S4		17,000	D	$0.6272	186,250	D
common stock, par value $.001	05/08/2001	S4		20,000	D	$0.53	186,250	D
common stock, par value $.001	05/10/2001	S4		29,000	D	$0.5501	186,250	D
common stock, par value $.001	05/17/2001	S4		20,000	D	$0.59	186,250	D
common stock, par value $.001	05/18/2001	S4		14,000	D	$0.62	186,250	D
common stock, par value $.001	06/20/2001	M4		30,000	A	$0.25	186,250	D
common stock, par value $.001	06/21/2001	M4		5,000	A	$0.25	186,250	D
common stock, par value $.001	06/21/2001	M4		10,000	A	$0.25	186,250	D
common stock, par value $.001	06/21/2001	M4		40,000	A	$0.25	186,250	D
common stock, par value $.001	06/21/2001	M4		15,000	A	$0.25	186,250	D
common stock, par value $.001	06/20/2001	S4		30,000	D	$0.40	186,250	D
common stock, par value $.001	06/21/2001	S4		5,000	D	$0.41	186,250	D
common stock, par value $.001	06/21/2001	S4		10,000	D	$0.40	186,250	D
common stock, par value $.001	06/21/2001	S4		40,000	D	$0.3688	186,250	D
common stock, par value $.001	06/21/2001	S4		15,000	D	$0.4073	186,250	D
common stock, par value $.001	06/28/2001	M4		5,500	A	$0.25	186,250	D
common stock, par value $.001	06/27/2001	M4		9,500	A	$0.25	186,250	D
common stock, par value $.001	06/26/2001	M4		15,000	A	$0.25	186,250	D
common stock, par value $.001	06/25/2001	M4		10,000	A	$0.25	186,250	D
common stock, par value $.001	06/25/2001	M4		5,000	A	$0.25	186,250	D
common stock, par value $.001	06/25/2001	M4		5,000	A	$0.25	186,250	D
common stock, par value $.001	06/21/2001	M4		50,000	A	$0.25	186,250	D
common stock, par value $.001	06/28/2001	S4		5,500	D	$0.36	186,250	D
common stock, par value $.001	06/27/2001	S4		9,500	D	$0.36	186,250	D
common stock, par value $.001	06/26/2001	S4		15,000	D	$0.3666	186,250	D
common stock, par value $.001	06/25/2001	S4		10,000	D	$0.36	186,250	D
common stock, par value $.001	06/25/2001	S4		5,000	D	$0.36	186,250	D
common stock, par value $.001	06/25/2001	S4		5,000	D	$0.36	186,250	D
common stock, par value $.001	06/21/2001	S4		50,000	D	$0.4073	186,250	D
common stock, par value $.001	09/06/2001	M4		120,000	A	$0.20	186,250	D
common stock, par value $.001	08/29/2001	M4		30,000	A	$0.20	186,250	D
common stock, par value $.001	09/06/2001	S4		120,000	A	$0.205	186,250	D
common stock, par value $.001	08/29/2001	S4		30,000	D	$0.2116	186,250	D
* If the form is filed by more than one reporting person, see instruction 4(b)(v).	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.	(Over) SEC 2270 (3-99)
FORM 5 (continued)	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of Derivative Security (Instr.3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/ Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of(D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9.Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
common stock option	$1.00	02/01/2001	A3		100,000		02/01/2001	02/01/2006	common stock	100,000	$1.41	-0-	D
common stock option	$0.50	05/01/2001	A4		100,000		05/01/2001	05/01/2006	common stock	100,000	$0.38	-0-	D
common stock option	$0.25	06/06/2001	A4		100,000		06/06/2001	06/06/2006	common stock	100,000	$0.46	-0-	D
common stock option	$0.25	06/21/2001	A4		100,000		06/21/2001	06/21/2006	common stock	100,000	$0.39	-0-	D
common stock option	$0.20	08/23/2001	A4		150,000		08/23/2001	08/23/2006	common stock	150,000	$0.27	-0-	D
common stock option	$1.00	02/05/2001	M4			22,500	02/01/2001	02/01/2006	common stock	22,500	exercise	-0-	D
common stock option	$1.00	02/07/2001	M4			5,500	02/01/2001	02/01/2006	common stock	5,500	exercise	-0-	D
common stock option	$1.00	02/08/2001	M4			15,000	02/01/2001	02/01/2006	common stock	15,000	exercise	-0-	D
common stock option	$1.00	02/09/2001	M4			5,000	02/01/2001	02/01/2006	common stock	5,000	exercise	-0-	D
common stock option	$1.00	02/09/2001	M4			6,000	02/01/2001	02/01/2006	common stock	6,000	exercise	-0-	D
common stock option	$1.00	02/09/2001	M4			15,500	02/01/2001	02/01/2006	common stock	15,500	exercise	-0-	D
common stock option	$1.00	02/13/2001	M4			5,000	02/01/2001	02/01/2006	common stock	5,000	exercise	-0-	D
common stock option	$1.00	02/13/2001	M4			5,000	02/01/2001	02/01/2006	common stock	5,000	exercise	-0-	D
common stock option	$1.00	02/15/2001	M4			3,000	02/01/2001	02/01/2006	common stock	3,000	exercise	-0-	D
common stock option	$1.00	02/15/2001	M4			7,000	02/01/2001	02/01/2006	common stock	7,000	exercise	-0-	D
common stock option	$1.00	05/04/2001	M4			10,500	02/01/2001	02/01/2006	common stock	10,500	exercise	-0-	D
common stock option	$.500	05/04/2001	M4			17,000	05/01/2001	05/01/2006	common stock	17,000	exercise	-0-	D
common stock option	$.500	05/08/2001	M4			20,000	05/01/2001	05/01/2006	common stock	20,000	exercise	-0-	D
common stock option	$.500	05/10/2001	M4			29,000	05/01/2001	05/01/2006	common stock	29,000	exercise	-0-	D
common stock option	$.500	05/17/2001	M4			20,000	05/01/2001	05/01/2006	common stock	20,000	exercise	-0-	D
common stock option	$.500	05/18/2001	M4			14,000	05/01/2001	05/01/2006	common stock	14,000	exercise	-0-	D
common stock option	$.25	06/20/2001	M4			30,000	06/06/2001	06/06/2006	common stock	30,000	exercise	-0-	D
common stock option	$.25	06/21/2001	M4			5,000	06/06/2001	06/06/2006	common stock	5,000	exercise	-0-	D
common stock option	$.25	06/21/2001	M4			10,000	05/06/2001	05/06/2006	common stock	10,000	exercise	-0-	D
common stock option	$.25	06/21/2001	M4			40,000	06/06/2001	06/06/2006	common stock	40,000	exercise	-0-	D
common stock option	$.25	06/21/2001	M4			15,000	06/06/2001	06/06/2006	common stock	15,000	exercise	-0-	D
common stock option	$.25	06/28/2001	M4			5,500	06/21/2001	06/21/2006	common stock	5,500	exercise	-0-	D
common stock option	$.25	06/27/2001	M4			9,500	06/21/2001	06/21/2006	common stock	9,500	exercise	-0-	D
common stock option	$.25	06/26/2001	M4			15,000	06/21/2001	06/21/2006	common stock	15,000	exercise	-0-	D
common stock option	$.25	06/25/2001	M4			10,000	06/21/2001	06/21/2006	common stock	10,000	exercise	-0-	D
common stock option	$.25	06/25/2001	M4			5,000	06/21/2001	06/21/2006	common stock	5,000	exercise	-0-	D
common stock option	$.25	06/25/2001	M4			5,000	06/21/2001	06/21/2006	common stock	5,000	exercise	-0-	D
common stock option	$.25	06/21/2001	M4			50,000	06/21/2001	06/21/2006	common stock	50,000	exercise	-0-	D
common stock option	$.20	09/06/2001	M4			120,000	08/23/2001	08/23/2006	common stock	120,000	exercise	-0-	D
common stock option	$.20	08/29/2001	M4			30,000	08/23/2001	08/23/2006	common stock	30,000	exercise	-0-	D
Explanation of Responses:
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	/s/ Mary E. Pollock **Signature of Reporting Person	02/14/2002 Date
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.	Page 2